Exhibit 21

H. J. Heinz Company and Subsidiaries
SUBSIDIARIES OF THE REGISTRANT

Following are the subsidiaries of H. J. Heinz Company (the “Company”), other than those which if considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, and the state or country in which each subsidiary was incorporated or organized. The accounts of each of the listed subsidiaries are a part of the Company’s consolidated financial statements.

Subsidiary	State or Country

Heinz Italia S.r.l	Italy
Heinz Wattie’s Limited	New Zealand
H. J. Heinz B.V	Netherlands
H. J. Heinz Company Australia Limited	Australia
H. J. Heinz Company of Canada Ltd.	Canada
H. J. Heinz Company, L.P.	Delaware
H. J. Heinz Company Limited	United Kingdom
H.J. Heinz Frozen and Chilled Foods Ltd.	United Kingdom
H. J. Heinz Finance Company	Delaware
Heinz Management L.L.C.	Delaware
ProMark Brands, Inc.	Idaho
HP Foods Limited	United Kingdom
Heinz Investments Ltd.	Cyprus
Shanghai Guofu LongFong Co., Ltd.	People’s Republic
of China